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                                                      Exhibit 23







The Board of Directors
First of America Bank Corporation



We consent to incorporation by reference in the registration statements on Form S-3 (Registration Statement Number 33-49813), Form S-3 (Registration Statement Number 33-65378), Form S-8 (Registration Statement Number 33-46297), and Form S-8 (Registration Statement Number 33- 38891) of the First of America Bank Corporation of our report dated January 18, 1994, relating to the consolidated balance sheets of First of America Bank Corporation and its subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of First of America Bank Corporation.



/s/ KMPG PEAT MARWICK


March 7, 1994







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